INTER PARFUMS, INC

JIMMY CHOO

FOR IMMEDIATE RELEASE

JIMMY CHOO and INTER PARFUMS
SIGN A FRAGRANCE LICENSE AGREEMENT

New York, New York, October 5, 2009: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that its subsidiary, Inter Parfums SA, and Jimmy Choo have signed a 12-year worldwide license agreement commencing on January 1, 2010 for the creation, development and distribution of fragrances under the Jimmy Choo brand.

Since 1996, Tamara Mellon, Founder and President of the iconic British luxury lifestyle brand, has developed a sophisticated and exclusive universe of luxury shoes, handbags and accessories. By combining glamour and seduction, Jimmy Choo has built a unique and rich identity. Its signature brand is supported by a highly selective distribution network including over 100 boutiques in more than 30 countries throughout the world, as well as a presence in the most prestigious department and specialty stores.

For Joshua Schulman, Chief Executive Officer of Jimmy Choo, "Today's announcement is an important milestone for Jimmy Choo. Inter Parfums has a stellar track record in luxury fragrances and we are honored to be among their impressive roster of brands."

Ms. Mellon stated, "It has always been my vision to fully accessorize the woman, and fragrance is an integral part of the modern wardrobe. Through our association with Inter Parfums, I look forward to bringing this important aspect of my vision to life."

Jean Madar, Chairman & Chief Executive Officer of Inter Parfums, Inc. "This relationship with Jimmy Choo offers a perfect fit with our strategy of expanding our brand portfolio to include new universes and represents an important milestone in the company's development. This brand possesses the quintessential qualities to ensure the ambitious development of fragrance lines that will be supported by significant advertising commitments over the coming years."

About Jimmy Choo

Founded by Tamara Mellon in 1996, the luxury goods company Jimmy Choo was acquired by TowerBrook Capital Partners, the international private equity firm, in February 2007.

With a heritage in luxury footwear, Jimmy Choo today encompasses a complete luxury lifestyle accessory brand with women's shoes, handbags, small leather goods, sunglasses and eyewear.  Its products are available in the growing network of Jimmy Choo freestanding stores as well as in the most prestigious department, specialty and duty free stores worldwide.  From its original base in the United Kingdom and United States, the Jimmy Choo store network now encompasses over 100 locations in 32 countries.

The brand is the recipient of the 2008 'Designer Brand of the Year' award from the British Fashion Council, the 2008 ACE award for 'Brand of the Year' from the Accessory Council, the 2008 'Brand of the Year' award from Footwear News, and the 2009 'Partner in Excellence' Award from Nordstrom.

Tamara Mellon, Founder and President, and Joshua Schulman, Chief Executive Officer, are in charge of the company's development which today enjoys the stature of one of the world's most treasured and prominent luxury brands.

About Inter Parfums

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Van Cleef & Arpels, Paul Smith, and S.T. Dupont.  The Company also owns Lanvin Perfumes and Nickel, a men's skin care company.  It also produces personal care products for specialty retailers under exclusive agreements for Gap, Banana Republic, New York & Company, Brooks Brothers and bebe brands. In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products.  The Company's products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2008 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at

Inter Parfums, Inc.
Russell Greenberg, Exec. VP & CFO
(212) 983-2640
rgreenberg@interparfumsinc.com www.interparfumsinc.com

Joshua Schulman
Chief Executive Officer
+ 44 (0)207 368 5000
www.jimmychoo.com

	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com